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
       Prospectus Supplement            Filed Pursuant to Rule 424(b)(3)
       To Prospectus Dated May 21, 2002 Registration No. 333-85214

                                     [LOGO]
                                    AXCELIS

                          Axcelis Technologies, Inc.

                       $125,000,000 Principal Amount of
          4 1/4% Convertible Subordinated Notes Due January 15, 2007

                       6,250,000 Shares of Common Stock

    We previously issued the notes in a private placement in January 2002. This prospectus supplement, together with the prospectus dated May 21, 2002 and the prospectus supplements dated June 12, 2002 and September 6, 2002, will be used by selling securityholders to resell their notes and the shares of our common stock issuable upon conversion of their notes.

    A copy of the prospectus dated May 21, 2002 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.

                               -----------------


   Investing in the notes and shares of our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 5 of the prospectus.

                               -----------------


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is November 12, 2002.

Axcelis Technologies, Inc. . 55 Cherry Hill Drive, Beverly, Massachusetts 01915
                               . (978) 787-4000

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                            SELLING SECURITYHOLDERS

   The following information is incorporated at the end of the final paragraph appearing under the heading "Selling Securityholders" in the prospectus:

   The persons acquiring the notes in any such exempt transactions may then seek to be included herein as selling securityholders. If, from time to time, securityholders notify us of their intent to dispose of the notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement, we may supplement this prospectus to include that information even if, because we have not been notified of any such prior exempt sales, the table continues to list notes and/or shares of common stock issuable upon conversion of the notes previously proposed to be sold by such securityholders' transferors.

   In addition, the information in the following table supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                  Principal Amount of              Number of Shares of   Number of Shares
                                  Notes Beneficially  Percentage  Common Stock Issuable  of Common Stock
                                      Owned That       of Notes   Upon Conversion That  Beneficially Owned
                                      May be Sold     Outstanding    May be Sold (2)    After Offering (3)
            Name (1)              ------------------- ----------- --------------------- ------------------
Guardian Life Insurance Co.......      8,700,000          7.0            435,000                0
Guardian Pension Trust...........        600,000            *             30,000                0
Family Service Life Insurance Co.        200,000            *             10,000                0

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*  Less than 1%.
(1) Other individuals and entities who have received shares of common stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge may sell up to 500 of those shares using this prospectus.

(2) Assumes conversion of the full amount of the notes held by the selling securityholder at the initial rate of approximately 50 shares of common stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes may adjust under circumstances described under "Description of Notes - Conversion of Notes" in the prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(3) Includes shares of common stock issuable upon conversion of the notes beneficially owned by the selling securityholder. Assumes that the selling securityholder has sold all the shares of common stock shown as being issuable upon the assumed conversion of the notes listed next to its name and represents additional shares of common stock beneficially owned before the offering.

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